UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2011
Morgans Hotel Group Co.
(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 277-4100
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 27, 2011, the Board of Directors (the “Board”) of Morgans Hotel Group Co. (the “Company”) increased its size from nine to ten members and appointed Andrew Sasson to fill the newly created directorship on the Board, effective upon closing of The Light Group Transaction, as defined and further described under Item 8.01. Mr. Sasson is a principal and founder of The Light Group, an operator of restaurants, nightclubs, bars and other food and beverage venues.
Mr. Sasson was appointed to the Board pursuant to a one-year consulting agreement the Company entered into with Mr. Sasson in connection with The Light Group Transaction. Pursuant to the agreement, the Company agreed to appoint Mr. Sasson to the Company’s Board and to cause Mr. Sasson to be nominated for election to the Board at the Company’s 2012 annual meeting of stockholders. In the event Mr. Sasson is not elected to the Board, promissory notes convertible into shares of the Company’s common stock for up to $18 million in potential payments, of which $16 million is allocated to Mr. Sasson, accelerate and become immediately due and payable.
The consulting agreement further provides that Mr. Sasson will provide consulting services in connection with food and beverage and nightclub operations in hotels managed by the Company and other venues. Mr. Sasson will be subject to a non-competition provision for a period of 12 months from the date he enters into the consulting agreement. Mr. Sasson is also required to first offer any food and beverage, nightclub or lounge and hotel management opportunities to the Company for a six month period following the non-compete period. Mr. Sasson’s compensation for services performed pursuant to the consulting agreement consists of shares of the Company’s common stock with an aggregate value of $300,000 (or 52,817 shares). In addition, Mr. Sasson is entitled to receive a one-time fee if, prior to the end of the right of first offer period, the Company enters into a term sheet or letter of intent regarding an offered transaction on materially the same terms, and the Company subsequently completes such transaction. The fee is equal to 60% of the Company’s base fees for the fourth year after the closing of such transaction.
One or more subsidiaries acquired by the Company as part of The Light Group Transaction (a “TLG Subsidiary”) are parties to or participants in agreements or arrangements in which Mr. Sasson has a financial or similar interest, including the following:
•	An entity owned by Mr. Sasson (the “Lessor”) leases office space to a TLG Subsidiary pursuant to a lease agreement that expires in May 2017, subject to the exercise of one 5-year extension that remains at the lessee’s option. The annual rent under the lease for 2011 is expected to be approximately $315,000, increasing by 2% each year thereafter.

•	An entity in which Mr. Sasson holds a 50% equity interest (the “Owner”) owns a nightclub to be opened at the Mandalay Bay Hotel & Casino in Las Vegas, Nevada. Pursuant to a management agreement entered into between the Owner and a TLG Subsidiary on October 28, 2011, the TLG Subsidiary will plan, design, operate and manage the nightclub for a management fee.
Following closing of The Light Group Transaction, Mr. Sasson continues to hold 5% of the equity interests in The Light Group.

Item 8.01.	Other Events.
On November 30, 2011, subsidiaries of the Company completed the acquisition of 90% of the equity interests in a group of companies known as The Light Group, an operator of restaurants, nightclubs, bars and other food and beverage venues, for a purchase price of $28.5 million in cash and up to $18 million in notes convertible into shares of the Company’s common stock subject to the achievement of certain EBITDA (earnings before interest, tax, depreciation and amortization) targets for the acquired business (“The Light Group Transaction”). The terms of The Light Group Transaction were previously disclosed under Items 1.01 and 8.01 of the Company’s Current Report on Form 8-K filed on November 18, 2011, which are incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.
Date: December 1, 2011	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer